DECLARATION OF TRUST

This Declaration of Trust is made on the 19th day of December 2005

(1)	Ko Mei Wah, holder of Hong Kong identity card number P445785(8) of Flat B, 13th Floor, Tower 13, South Horizon, Hong Kong, People’s Republic of China (hereinafter referred to as the “Trustee”);

(2)	Italian Motors (Sale & Service) Limited whose registered address is at 90 Sung Wang Tai Road, Tokwawan, Kowloon, Hong Kong (hereinafter referred to as the “Beneficiary”).

Whereas:

1.	The Beneficiary has provided all the investment capital and capital contribution for Dalian F.T.Z. Italian Motors Trading Co., Ltd. (hereinafter referred to as “the Company”);

2.
the Trustee wishes to declared, that subject to the terms and conditions of this declaration of trust, the Trustee is holding the 95% Equity Interest (as hereinafter defined) in the Company on trust for the benefit of the Beneficiary.

In this declaration of trust:

“Equity Interest” means at any time, (1) all the rights, interests and benefit of the 95% equity interest of the Beneficiary in the Company (equivalent to 95%of the registered capital of the Company); (2) all dividends, interests, distributions and other payment deriving from the equity interest; (3) all interest, distribution and other benefits deriving from or arising out of the equity interest; and (4) all payment, investment and property, in substitute or exchange for or other benefits in kind deriving from or representing the 95% equity interest;

“Secured Interest” means any mortgage, debenture, charges, Encumbrances, pledges, transfer or any other agreement or arrangement for the provision of security;

“Encumbrances” means all forms of encumbrances, pledges, charges, secured interest, option, lease, permit, charges, first right of refusal, restriction on transfers, encumbrances on property or any other form of restrictions or prohibitions.

The Trustee declared as follows:

1.	The Trustee does not have nay beneficial interest in the Equity Interest. The Equity Interest is held by the Trustee as agent of the Beneficiary.

2.
The Trustee holds the Equity Interest on trust on behalf of the Beneficiary, and hereby agrees (1) to transfer or otherwise deal with the Equity Interest without providing for any set-offs, withholding payment or claims in the manner as instructed by the Beneficiary from time to time; (2) in accordance with the instructions of the Beneficiary (in the absence of any instructions, in a manner the Trustee considered to confer maximum benefit to the Beneficiary) exercise the voting rights attached to the Equity Interest; and (3) except otherwise in accordance with the instructions of the Beneficiary, shall not (or agrees not to) in any manner sale, transfer, deal with, charge or create any Secured Interest or Encumbrances or otherwise dispose of the Equity Interest; (4) for so long as the Trustee holds the Equity Interest on behalf of the Beneficiary, the Trustee shall perform her duties for the maximum benefit of the Beneficiary, and shall observe her obligations hereunder and act with due care and diligent and with integrity. The Trustee shall not use the Equity Interest for her benefit and shall keep all information concerning the Equity Interest in confident.

3.	Upon receipt of any cash, dividend or other payment (hereinafter referred to as the “Payments”), the Trustee shall:

3.1
unless otherwise instructed by the Beneficiary in writing, deposit the Payment into a bank account designated by the Beneficiary and shall maintain the Payment in the bank account. The bank account is opened specifically for the purpose of depositing and holding the Payments (the “Escrow Account”);

3.2	except with the prior written approval of the Beneficiary, not to withdraw or deduct any amount from the Escrow Account;

3.3	except otherwise provided in this declaration of trust, not to deposit or transfer to the Escrow Account any other amounts; and

3.4	except for the Escrow Account, not to deposit the Payment into any other accounts. All interest derived from the Escrow Account shall belong to the Beneficiary.

For the avoidance of doubt, all cash or other payments referred to in this clause 3 constitute part of the Equity Interest. The provisions in clauses 1, 2, 4, 5, 6 and 7 shall apply to those cash and other payments.

4.	This declaration of trust shall be binding on the successors of the Trustee and the Beneficiary, and shall enure for the benefit of the successors of the Trustee and the Beneficiary.

5.
The Beneficiary can terminate this declaration of trust at any time by written notice to the Trustee and to appoint a new trustee. The Trustee shall within 7 days after the issue of the written notice sign and deliver all necessary documents for the termination of its appointment and the appointment of a new trustee, and take all necessary actions and handle all necessary matters.

6.	This declaration of trust shall be governed by the laws of the Hong Kong Special Administrative Region and be construed accordingly.

7.
The parties hereto irrevocably agree to be subject to the non-exclusive jurisdiction of the courts of Hong Kong Special Administrative Region in respect of any claims, disputes or difference arising out of this declaration of trust.

The Trustee hereby declared and executed this declaration of trust in form of a deed on the date set out above.

[signature]

Name: Ko Mei Wah
Hong Kong Identity Card Number:  P445785(8)
Address: Flat B, 13th Floor, Tower 13, South Horizon, Hong Kong